CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
Tix Corporation (formerly Cinema Ride, Inc.)


We hereby consent to the use in the Registration Statement of Tix Corporation, formerly known as Cinema Ride, Inc., on Amendment No. 1 to Form SB-2 of our report dated March 14, 2005, on the consolidated balance sheets of Tix Corporation as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows, and stockholders' deficiency, for the years then ended.

In addition, we also consent to the reference to our firm under the heading "Experts" in the Registration Statement.




                                    /s/ Weinberg & Company, P.A.
                                    ----------------------------
                                    WEINBERG & COMPANY, P.A.
                                    Certified Public Accountants


Boca Raton, Florida
November 10, 2005